                                                                   EXHIBIT 10.36

                  CONFIDENTIAL TREATMENT REQUESTED BY QLT INC.

                  ELIGARD(R) MANUFACTURING AND SUPPLY AGREEMENT

                                     BETWEEN

                                  QLT USA, INC.

                                       AND

                                  TOLMAR, INC.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I      DEFINITIONS...............................................     1

ARTICLE II     LICENSE GRANT; PROVISION OF MATERIALS.....................     8
   Section 2.01    License Grant.........................................     8
   Section 2.02    Restrictions and Reservation of Rights................     8
   Section 2.03    Ownership of Improvements.............................     8
   Section 2.04    Supplied Materials....................................    10
   Section 2.05    Storage...............................................    11

ARTICLE III    MANUFACTURE AND SUPPLY....................................    11
   Section 3.01    Agreement to Purchase and Supply Product..............    11
   Section 3.02    Quality Assurance.....................................    11
   Section 3.03    Manufacturer's Duties.................................    12
   Section 3.04    Second Source.........................................    13
   Section 3.05    Execution of Intermediate Manufacturing Agreement.....    14

ARTICLE IV     PURCHASE AND SALE.........................................    14
   Section 4.01    Purchase Price and Payment............................    14
   Section 4.02    Invoice; Payment Terms................................    15
   Section 4.03    Purchase Forms........................................    15
   Section 4.04    Confirmation..........................................    15
   Section 4.05    Delivery..............................................    15
   Section 4.06    Forecasts and Orders..................................    16
   Section 4.07    Failure to Supply.....................................    16

ARTICLE V      WARRANTY, REJECTION AND INSPECTIONS.......................    17
   Section 5.01    Product Warranties....................................    17
   Section 5.02    Rejection of Product for Failure to Conform to
                   Specifications........................................    17
   Section 5.03    Latent Defects........................................    18
   Section 5.04    Inspection Rights.....................................    18
   Section 5.05    Product Recall........................................    19

ARTICLE VI     REGULATORY................................................    20
   Section 6.01    QLT USA's Responsibilities............................    20
   Section 6.02    Manufacturer Responsibility...........................    20
   Section 6.03    Master File...........................................    20

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
   Section 6.04    Stability Testing and Final Product Release...........    21

ARTICLE VII    LIABILITY AND INDEMNIFICATION.............................    21
   Section 7.01    QLT USA Indemnification...............................    21
   Section 7.02    Manufacturer's Indemnification........................    21
   Section 7.03    Limitation of Losses..................................    22
   Section 7.04    Indemnity Procedure...................................    22
   Section 7.05    Maintenance of Insurance..............................    23

ARTICLE VIII   CONFIDENTIALITY...........................................    23
   Section 8.01    Maintenance of Confidential Information...............    23

ARTICLE IX     TERM AND TERMINATION......................................    24
   Section 9.01    Term..................................................    24
   Section 9.02    Termination By QLT USA................................    25
   Section 9.03    Termination By Manufacturer...........................    25
   Section 9.04    Remedies..............................................    26
   Section 9.05    Effect of Termination.................................    26

ARTICLE X      MISCELLANEOUS.............................................    26
   Section 10.01   Force Majeure.........................................    26
   Section 10.02   Applicable Law........................................    26
   Section 10.03   Assignment............................................    26
   Section 10.04   Notices...............................................    27
   Section 10.05   Entire Agreement......................................    28
   Section 10.06   Amendments and Waivers................................    28
   Section 10.07   Foreign Corrupt Practices Act.........................    28
   Section 10.08   Severability..........................................    28
   Section 10.09   Counterparts..........................................    28
   Section 10.10   Construction..........................................    29
   Section 10.11   Jurisdiction; Service of Process......................    29
   Section 10.12   Waiver of Jury Trial..................................    29
   Section 10.13   Recovery of Fees by Prevailing Party..................    29
   Section 10.14   Resolution of Certain Disputes........................    29
   Section 10.15   Time of the Essence...................................    30

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Schedule 1 - Cost Per Unit

Exhibit A - Atrigel(R) Patent Rights

Exhibit B - Certificate of Analysis

Exhibit C - Certificate of Compliance

Exhibit D - Components

Exhibit E - Quality Agreement

Exhibit F - Example of Calculation of Product Manufacturing Cost Per Unit

                  ELIGARD(R) MANUFACTURING AND SUPPLY AGREEMENT

     This Eligard(R) Manufacturing and Supply Agreement (this "Agreement") is made on December 22, 2006 (the "Effective Date") by and between QLT USA, Inc., a Delaware corporation having its offices at 2579 Midpoint Drive, Fort Collins, Colorado 80525-4417, USA ("QLT USA"), and Tolmar, Inc., a Delaware corporation, having its offices at 701 Centre Avenue, Fort Collins, Colorado 80526 ("Manufacturer"). Manufacturer and QLT USA are sometimes referred to collectively herein as the "Parties" or individually as a "Party."

                                    RECITALS

     WHEREAS, QLT USA and Manufacturer have entered into that certain Asset Purchase Agreement dated December 20, 2006 (the "Purchase Agreement"), under which Manufacturer has agreed to purchase (the "Transaction") the Generic Dermatology Business (as defined in the Purchase Agreement), the Dental Business (as defined in the Purchase Agreement), the Facility and certain related assets, and to assume certain liabilities (collectively, the "Business") in accordance with the terms and conditions of the Purchase Agreement;

     WHEREAS, as a result of the Transaction, QLT USA will no longer have the ability to manufacture certain products, but will remain obligated to do so under various license, supply or similar agreements with Third Parties; and

     WHEREAS, as a condition precedent to the closing of the Transaction, Manufacturer has agreed to enter into this Agreement and the other Manufacturing and Supply Agreements (as defined in the Purchase Agreement) to manufacture and supply various products and compounds for and on behalf of QLT USA.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          (a) As used in this Agreement (including the appendices and exhibits), the following terms shall have the meanings set forth below:

     "Active Ingredient" means leuprolide acetate.

     "Affiliate" means, with respect to any Party, an individual, trust, business trust, joint venture, partnership, corporation, association or any other entity which owns, is owned by or is under common ownership with, such Party. For the purposes of this definition, the term "owns" (including, with correlative meanings, the terms "owned by" and "under common ownership with") as used with respect to any Party, shall mean the possession (directly or indirectly) of more than 50% of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity.

     "Applicable Laws" means all applicable laws, rules, regulations and guidelines that may apply to the marketing, manufacturing, packaging or sale of a Product or the performance of the applicable Party's obligations under this Agreement, including laws, regulations and guidelines governing the import, export, marketing, distribution and sale of a Product, to the extent relevant, and including all cGMP or good clinical practices and other standards or guidelines promulgated by the Competent Authorities and including trade association guidelines, where applicable, as well as United States' export control laws and the United States' Foreign Corrupt Practices Act.

     "Atrigel(R) Know-How" means all Know-How related to QLT USA's proprietary Atrigel(R) drug delivery system as of the Effective Date and at any time during the Term of this Agreement, which is not covered by the Atrigel(R) Patent Rights, but is necessary or useful to Manufacture the Product for QLT USA, which is provided to Manufacturer by QLT USA pursuant to this Agreement, and which is under the Control of QLT USA as of the Effective Date or at any time during the Term of this Agreement.

     "Atrigel(R) Patent Rights" means all Patent Rights related to QLT USA's proprietary Atrigel(R) drug delivery system as of the Effective Date and at any time during the Term of this Agreement, which are necessary or useful to Manufacture the Product for QLT USA, and which are under the Control of QLT USA as of the Effective Date. The Atrigel(R) Patent Rights as of the Effective Date are set forth on Exhibit A.

     "Atrigel(R) Technology" means the Atrigel(R) Patent Rights and the Atrigel(R) Know-How.

     "Batch" means a specific quantity of a Product, or a Sub Unit, that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of Manufacture.

     "Batch Production Record" means the set of detailed processing instructions, which are to be followed by Manufacturer to Manufacture one Batch of Product within the meaning of 21 CFR part 211.188, or its successor as in effect from time to time.

     "Certificate of Analysis" means a certificate, in the form attached hereto as Exhibit B, to accompany each Batch of Product that documents the analytical results, including a detailed report on sterility, endotoxin and appearance for that Batch of Product and confirms compliance of that Batch of Product with the Specifications in accordance with Governmental Approvals.

     "Certificate of Compliance" means a certificate, in the form attached hereto as Exhibit C, to accompany each Batch of Product that certifies the accuracy, completeness and compliance of that Batch of Product with the Specifications and cGMP practices and other Applicable Laws.

     "cGMP" means current good manufacturing practices as defined and established under Applicable Laws.

     "Competent Authorities" means collectively the governmental entities responsible for the regulation of medicinal products intended for human use, including the FDA.

     "Components" shall mean those materials that are to be either (a) supplied by QLT USA or (b) purchased by Manufacturer on behalf of QLT USA, for the Manufacture of a Product pursuant to the Specifications, including the Active Ingredient, inactive ingredients, other raw materials, labels, inserts and other materials, all as set forth in Exhibit D.

     "Confidential Information" means any confidential information of a Party relating to any use, process, method, compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form, including the Specifications and the Quality Agreement, all technical and/or proprietary information relating to the Products or the production process for the Products and information relating to the marketing of, customers for, and sales and pricing of the Products.

     "Consumer Price Index" means the Consumer Price Index for all Urban Consumers (Consumer Prices - All Urban Consumers, 1982-84 = 100) as published by the Bureau of Labor Statistics of the Department of Labor of the United States Department of Commerce.

     "Control" means the possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

     "Cost Per Unit" means the price per Unit or Sub Unit, on a Product-by-Product basis, as set forth on Schedule 1.

     "Demonstration Samples" means Units used to demonstrate the manner in which a Product is prepared and used, and labeled "demonstration samples, for demonstration purposes only, not for human use," as more fully described in the Specifications.

     "Facility" shall mean the Manufacturer's manufacturing facility located at 701 Centre Avenue, Fort Collins, Colorado 80526.

     "FDA" means the United States Food and Drug Administration.

     "FOB the Facility" shall have the meaning set forth in Section 2-319(1)(a) of the Colorado Uniform Commercial Code.

     "Four Month Product" means the formulation comprised of leuprolide acetate in an Atrigel(R) delivery system that provides for the sustained release of leuprolide acetate over a period of about one hundred and twenty (120) days and not less than one hundred and twelve (112) days with a primary indication for the palliative treatment of prostate cancer.

     "Full Batch Quantities," with respect to the One Month Product, Three Month Product and Four Month Product, means Batches with a target yield of, in the aggregate, [**], or [**] Sub Units, and with respect to the Six Month Product, means Batches with a target yield of, in the aggregate, [**] Units, or [**] Sub Units, it being understood that QLT USA may request Manufacturer to Package and Ship, but not Manufacture, a Product in less than Full Batch Quantities.

----------
**   Confidential Treatment Requested.

     "Governmental Approval" means all permits, licenses and authorizations, including but not limited to, import permits and Marketing Authorizations, required by any Competent Authority as a prerequisite to the Manufacturing, packaging, marketing or selling of a Product or the Units.

     "Improvement" means any and all developments, inventions or discoveries relating to the Manufacture of pharmaceutical products at the Facility, developed or acquired by Manufacturer at any time during the Term whether in connection with the Product or otherwise.

     "Intermediate Step Manufacturing Agreement" means an agreement to be entered into between [**] and Manufacturer for the sterilization of syringe A.

     "Know-How" means all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, which are not publicly known, including, without limitation, all chemical, biochemical, toxicological, and scientific research information.

     "Latent Defect" means any defect in the Product to the extent resulting solely from the Manufacture or Shipping of the Product that is not discovered during routine acceptance or stability testing conducted by Manufacturer or otherwise.

     "Losses" means any damage, loss, cost or expense (including reasonable attorneys' fees and reasonable costs of investigation incurred in defending against any claim, action, demand, suit or proceeding).

     "Manufacture," "Manufacturing" or "Manufacturing Process" means the storage, handling, production, processing, and Packaging of a Product, and/or a Demonstration Sample, in accordance with this Agreement and Applicable Laws.

     "Marketing Authorization" means all necessary and appropriate regulatory approvals, including but not limited to, variations thereto, and pricing and reimbursement approvals, to put a Product on the market.

     "Master Production Procedures" shall mean a written description of the procedure to be followed for processing a Batch of Product including but not limited to a complete list of all active and inactive ingredients, components, weights and measures, descriptions of drug product containers, closures, packaging materials, and labeling and complete specifications for each, within the meaning of 21 CFR part 211.186, or its successor as in effect from time to time.

     "One Month Product" means the formulation comprised of leuprolide acetate in an Atrigel(R) delivery system that provides for the sustained release of leuprolide acetate over a period of about thirty (30) days and not less than twenty-eight (28) days with a primary indication for the palliative treatment of prostate cancer.

     "Package," "Packaging" or "Packaging Specifications" means any and all containers, cartons, shipping cases, inserts, package inserts, labels (including any related artwork and

----------
**   Confidential Treatment Requested.

engineering drawings) or other similar material used in packaging or accompanying the Product in the most current revision approved in each country's specific Governmental Approval.

     "Patent Rights" means all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts of the foregoing, and all improvements, supplements, modifications or additions.

     "Product" means collectively the One Month Product, the Three Month Product, the Four Month Product, and the Six Month Product supplied in Unit packages or any formulation of leuprolide acetate, in any concentration, in the Atrigel(R) delivery system for the palliative treatment of prostate cancer, and includes, as the context requires, each Sub Unit for such Product.

     "Product Manufacturing Cost" means the actual cost to Manufacture the Product by Manufacturer (including any subcontractor) during each calendar year during the Term, including the related quality assurance and quality control activities as required by Applicable Laws, which actual cost shall be determined in accordance with GAAP, and shall include direct labor, direct material (including raw material and components supplied by Manufacturer but not including the Ordered Components), direct overhead (e.g. depreciation of a packaging line solely dedicated to the Product) and the allocable portion of the indirect Manufacturing overhead directly attributable to the Manufacture of the Product. The allocable portion of the Manufacturing overhead of the Facility shall be equal to [**].

     Product Manufacturing Cost shall exclude selling, general and administrative, research and development, interest expenses, any and all debt service payments of Manufacturer, and any other costs not directly associated with the Manufacture of the Product, other than direct and indirect manufacturing overhead. The Parties agree that in no event shall the Product Manufacturing Cost include capital expenditures and improvements to or for the Facility, except as directly or indirectly allocated through Manufacturing overhead.

     "Product Manufacturing Cost Per Unit" shall be calculated on a Product-by-Product basis by dividing actual Product Manufacturing Costs incurred as set forth above by total Units Manufactured during each calendar year during the Term. In cases where actual Unit production for a particular Batch does not exceed a yield percentage of [**], the related Units and costs shall be excluded in completing the Product Manufacturing Cost Per Unit calculation for the applicable calendar period as set forth in Exhibit F to this Agreement. Also, the allocable Manufacturing overhead component in any one year shall be subject to a cap equal to the [**] during the period of Manufacture multiplied by the prior period's allocable Manufacturing overhead component included within the prior period's Product Manufacturing Cost Per Unit.

----------
**   Confidential Treatment Requested.

     "Quality Agreement " means the quality systems agreement, attached hereto as Exhibit E, between QLT USA and Manufacturer, the purpose of which is to measure the conformity of a Product hereunder to the Specifications.

     "Shipment," "Ship" or "Shipped" means each individual group of Product with respect to which title has passed to QLT USA from Manufacturer.

     "Six Month Product" means the formulation comprised of leuprolide acetate in an Atrigel(R) delivery system that provides for the sustained release of leuprolide acetate over a period of about one hundred and eighty (180) days and not less than one hundred and sixty-eight (168) days with a primary indication for the palliative treatment of prostate cancer.

     "Specifications" means the specifications, including the Master Production Procedures, and all Packaging Specifications and labeling specifications, for a Product as may be amended from time to time by the Parties and in compliance with Applicable Laws in the most current revision approved in each country's specific Governmental Approval.

     "Sub Unit" means any one or more of the Syringe A Sub Unit, Syringe B Sub Unit or the Packaging and Product Release Sub Unit, each as identified on
Schedule 1.

     "Technical Information" shall mean all information, materials, knowledge, data, drawings and other specifications involving or relating to the Manufacture of a Product provided to Manufacturer by QLT USA pursuant to this Agreement, including, without limitation, the Specifications.

     "Third Party" means any entity other than: (a) Manufacturer, (b) QLT USA or
(c) an Affiliate of Manufacturer or QLT USA.

     "Three Month Product" means the formulation comprised of leuprolide acetate in an Atrigel(R) delivery system that provides for the sustained release of leuprolide acetate over a period of about ninety (90) days and not less than eighty-four (84) days with a primary indication for the treatment of prostate cancer.

     "Unit" means the Product packaged in a two-part system consisting of (a) one syringe of Atrigel(R) delivery system and a plunger rod in a specified pouch or tray and sterilized by gamma irradiation; (b) one syringe containing sufficient leuprolide acetate for a One Month Product, Three Month Product, Four Month Product or Six Month Product, aseptically filled and lyophilized in the syringe, and a needle packaged in a specified pouch or tray; (c) instructions for use, as such trade or sample package may be changed or reformulated by Manufacturer and QLT USA from time to time; and (d) a commercial trade or sample package.

          (b) Each of the following terms is defined in the Section set forth opposite such term below:

        AAA                                               Section 10.14
        Agreement                                              Preamble
        Atrigel(R) Improvement Confidential Rights      Section 2.03(a)
        Atrigel(R) Improvements                         Section 2.03(a)

        Business                                               Recitals
        Disputed Amount                                    Section 4.01
        Effective Date                                         Preamble
        Four-Month Amount                                  Section 2.05
        Indemnity Claim                                    Section 7.04
        Insurance                                          Section 7.05
        Manufacturer                                           Preamble
        Manufacturing Improvement Confidential Rights   Section 2.03(a)
        Manufacturing Improvements                      Section 2.03(a)
        Maximum Supply Amount                           Section 4.07(a)
        Ordered Components                              Section 2.04(c)
        Other Improvement Confidential Rights           Section 2.03(c)
        Other Improvements                              Section 2.03(c)
        Party(ies)                                             Preamble
        Proposal                                          Section 10.14
        Purchase Agreement                                     Recitals
        Purchase Price                                  Section 4.01(a)
        QLT USA                                                Preamble
        Recall                                             Section 5.05
        Resolution Date                                   Section 10.14
        Revised Purchase Price                            Section 10.14
        Rolling Forecast                                   Section 4.06
        Second Source                                      Section 3.04
        Term                                               Section 9.01
        Testing Period                                     Section 5.02
        Transaction                                            Recitals

          (c) The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Except where the context clearly requires to the contrary: (i) each reference in this Agreement to a designated "Section," "Exhibit" or "Schedule" is to the corresponding Section, Exhibit or Schedule of or to this Agreement; (ii) instances of gender or entity-specific usage (e.g., "his" "her" "its" "person" or "individual") shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (iii) "including" shall mean "including, without limitation"; (iv) references to Applicable Laws shall mean such Applicable Laws in effect during the Term (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the Effective Date); (v) references to "$" or "dollars" shall mean the lawful currency of the United States; (vi) references to "Federal" or "federal" shall be to laws, agencies or other attributes of the United States (and not to any State or locality thereof);
     (vii) the meaning of the terms "domestic" and "foreign" shall be determined by reference to the United States; (viii) references to "days" shall mean calendar days; (ix) references to months or years shall be to the actual calendar months or years at issue (taking into account the actual number of days in any such month or year); (x) days, business days and times of day shall be determined by reference to local time in Denver, Colorado; (xi) the English language version of this Agreement shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages; and (xii) the terms "Product" and "Products" shall refer to each individual Product and all Products collectively, unless the context clearly indicates otherwise.

          (d) This Agreement is entirely independent, separate and severable from the Purchase Agreement and all rights and obligations set forth therein.

                                   ARTICLE II

                      LICENSE GRANT; PROVISION OF MATERIALS

     Section 2.01 LICENSE GRANT. Subject to the terms and conditions of this Agreement, QLT USA hereby grants to Manufacturer for the Term a fully paid-up, royalty-free, non-exclusive, non-transferable, non-sublicensable, right and license to make, have made, and use the Technical Information and Atrigel(R) Technology and the Manufacturing Improvements and the Atrigel(R) Improvements solely to Manufacture the Products, solely at the Facility and solely for sale to QLT USA. In addition, QLT USA shall provide to Manufacturer such Technical Information and Atrigel(R) Technology as is reasonably necessary or advisable to facilitate Manufacturer's Manufacture of the Product. At Manufacturer's request, QLT USA shall answer reasonable questions with respect to the Technical Information and the Atrigel(R) Technology. All Technical Information and Atrigel(R) Technology shall constitute the Confidential Information of QLT USA.

     Section 2.02 RESTRICTIONS AND RESERVATION OF RIGHTS. Manufacturer agrees not to use the Technical Information and Atrigel(R) Technology or make or sell the Product except as expressly permitted in Section 2.01. All intellectual property rights in and to (a) the Product, the Technical Information and Atrigel(R) Technology are and shall at all times be owned by QLT USA, and (b) the Manufacturing Processes (not related to the Manufacture of the Product or to the Atrigel(R) Technology) are and shall at all times be owned by Manufacturer, subject in the case of both (a) and (b) only to the license rights expressly granted to Manufacturer in Section 2.01 and, as applicable, the provisions of
Section 2.03. Any and all rights to the Technical Information and Atrigel(R) Technology not expressly granted to Manufacturer herein are reserved by QLT USA. Any and all rights to the Manufacturing Process (not related to the Manufacture of the Product or to the Atrigel(R) Technology) not expressly granted to QLT USA herein are reserved by Manufacturer.

     Section 2.03 OWNERSHIP OF IMPROVEMENTS.

          (a) Manufacturer agrees to disclose promptly in writing to QLT USA all Improvements. Manufacturer further agrees that any and all Improvements to the Manufacturing Process that are exclusively or primarily related to the Products (the "Manufacturing Improvements") or that relate to or utilize the Atrigel(R) Technology (the "Atrigel(R) Improvements"), shall be the sole and exclusive property and Confidential Information of QLT USA. Manufacturer hereby irrevocably assigns and agrees to assign to QLT USA all right, title and interest worldwide in and to the Manufacturing Improvements and the Atrigel(R) Improvements (in each case whether currently existing or conceived, created or otherwise developed later), including, without limitation, all trade secrets, patents, industrial rights and all other intellectual and proprietary rights related thereto (respectively, the "Manufacturing Improvement Confidential Rights" and the "Atrigel(R) Improvement Confidential Rights"), effective immediately upon the inception, conception, creation or development thereof. The Manufacturing Improvement Confidential Rights shall include, without limitation, all rights, whether existing now or in the future, whether statutory or common law, in any jurisdiction in the world, related to the Manufacturing Improvements. The Atrigel(R) Improvement Confidential Rights shall include, without limitation, all rights, whether existing now or in the future, whether statutory or common law, in any jurisdiction in the world, related to the Atrigel(R) Improvements. Except for the license granted to Manufacturer under Section 2.01 or as otherwise agreed in writing by the Parties, Manufacturer retains no rights to use the Manufacturing Improvements or the Atrigel(R) Improvements and agrees not to challenge the validity of QLT USA's ownership in the Manufacturing Improvements and the Atrigel(R) Improvements.

          (b) To the extent, if any, that any Manufacturing Improvements, Manufacturing Improvement Confidential Rights, Atrigel(R) Improvements, or Atrigel(R) Improvement Confidential Rights are not assignable or that Manufacturer retains any right, title or interest in and to any Manufacturing Improvements, Manufacturing Improvement Confidential Rights, Atrigel(R) Improvements, or Atrigel(R) Improvement Confidential Rights, Manufacturer (i) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against QLT USA with respect to such rights; (ii) agrees, at QLT USA's request and expense, to consent to and join in any action to enforce such rights; and
     (iii) hereby grants to QLT USA a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable (through multiple levels of sublicenses), exclusive, worldwide right and license to make, have made, use, lease, and sell Manufacturing Improvements and Atrigel(R) Improvements. Manufacturer hereby waives and quitclaims to QLT USA any and all claims, of any nature whatsoever, which Manufacturer now or may hereafter have for infringement of any Manufacturing Improvements, Manufacturing Improvement Confidential Rights, Atrigel(R) Improvements, or Atrigel(R) Improvement Confidential Rights assigned and/or licensed hereunder to QLT USA.

          (c) All Improvements other than Manufacturing Improvements and Atrigel(R) Improvements (the "Other Improvements") shall be the sole and exclusive property and Confidential Information of Manufacturer. Manufacturer hereby grants to QLT USA a perpetual, irrevocable, fully paid-up, royalty-free, non-exclusive (with the right to sublicense only for the purpose of Manufacturing the Product) worldwide right and license to make, have made, and use only such Other Improvements as are necessary to the Manufacture of the Products and solely for the Manufacture of the Products. QLT USA hereby irrevocably assigns and agrees to assign to Manufacturer any and all right, title and interest worldwide in and to the Other Improvements (whether currently existing or conceived, created or otherwise developed later), including, without limitation, all trade secrets, patents, industrial rights and all other intellectual and proprietary rights related thereto (the "Other Improvement Confidential Rights"), effective immediately upon the inception, conception, creation or
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     Improvement Confidential Rights shall include, without limitation, all rights, whether existing now or in the future, whether statutory or common law, in any jurisdiction in the world, related to the Other Improvements. Except for the license granted to QLT USA under this Section 2.03(c) or as otherwise agreed in writing by the Parties QLT USA retains no rights to use the Other Improvements and agrees not to challenge the validity of Manufacturer's ownership in the Other Improvements.

          (d) To the extent, if any, that any Other Improvements or Other Improvement Confidential Rights are not assignable or that QLT USA retains any right, title or interest in and to any Other Improvements or any Other Improvement Confidential Rights, QLT USA (i) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Manufacturer with respect to such rights; (ii) agrees, at Manufacturer's request and expense, to consent to and join in any action to enforce such rights; and (iii) hereby grants to Manufacturer a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable (through multiple levels of sublicenses), exclusive, worldwide right and license to make, have made, use, lease, and sell Other Improvements and Other Improvement Confidential Rights. QLT USA hereby waives and quitclaims to Manufacturer any and all claims, of any nature whatsoever, which QLT USA now or may hereafter have for infringement of any Other Improvements or Other Improvement Confidential Rights assigned and/or licensed hereunder to Manufacturer.

     Section 2.04 SUPPLIED MATERIALS.

          (a) At least thirty (30) days prior to the scheduled Manufacturing date, QLT USA shall deliver, at its expense, sufficient quantities of the Components to be delivered by QLT USA to the Facility to enable Manufacturer to satisfy its obligations to QLT USA under this Agreement. All Components (including Ordered Components) supplied by QLT USA shall meet the applicable Specifications, including Master Production Procedures, and shall remain the property of QLT USA until incorporated into the Product;

          (b) Manufacturer will be responsible for supplying sufficient quantities of all materials necessary for Manufacturer to Manufacture the Products (which materials are set forth on Exhibit D) other than the Components to be delivered by QLT USA and the Ordered Components. All such items supplied by Manufacturer shall meet the applicable Specifications, including the Master Production Procedures; and

          (c) Manufacturer shall order and hold for the benefit of QLT USA and its designees those Components designated as "Ordered Components" on Exhibit D (the "Ordered Components") at such times and in such amounts sufficient to Manufacture Products in accordance with the firm order portion of the Rolling Forecast. Upon receipt of the invoice from the suppliers of the Ordered Components, Manufacturer shall invoice QLT USA therefore at a price equal to the actual cost of the Ordered Components [**] and payment shall be due [**] following QLT USA's receipt of such invoice. For all purposes under this Agreement, Manufacturer shall not be responsible for any delay in

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     the Ordered Components, any failure of the Ordered Components to satisfy the Specifications, or any other event or circumstance that could or would constitute a breach of this Agreement that directly arises from, relates to, or results from any such delay or failure, except if and to the extent such delay or failure is caused by the gross negligence or willful misconduct of Manufacturer.

     Section 2.05 STORAGE. Manufacturer shall store the Components as well as finished Products at the Facility, at no expense to QLT USA, in accordance with QLT USA's instructions and Applicable Laws until such time as such Components are incorporated into Products and Shipped to QLT USA or its customers, as applicable; provided, however, that (a) Manufacturer shall not be required to store finished Products at the Facility for more than [**] past the anticipated delivery date; and (b) Manufacturer shall only be obligated to store [**] worth of such Components, in accordance with the firm order portions of the Rolling Forecast [**]. If QLT USA requests Manufacturer to store any Components exceeding the [**], then QLT USA shall notify Manufacturer, in writing, at least thirty (30) days before the date QLT USA intends to deliver such Components exceeding the Four-Month Amount, which request shall be subject to the Manufacturer's prior written consent (which consent shall be granted on a space-available basis). QLT USA shall be responsible for reasonable storage charges for such (i) excess Components, (ii) for any finished Product stored for more than [**] past the anticipated delivery date, and (iii) Ordered Components held for the benefit of QLT USA's designees, in each case, not to exceed [**] for room-temperature storage or [**] for refrigerated storage, plus a reasonable handling charge of [**] to the extent materials or products are reasonably required to be moved. Commencing [**], such storage costs shall increase annually by an amount equal to the [**]. Further, with respect to the Ordered Components held for the benefit of QLT USA's designees, QLT USA shall reimburse Manufacturer for all expenses to ship such Ordered Components to such designees as and when instructed by QLT USA and all such shipments shall be FOB Facility.

                                   ARTICLE III

                             MANUFACTURE AND SUPPLY

     Section 3.01 AGREEMENT TO PURCHASE AND SUPPLY PRODUCT. Subject to the terms and conditions set forth in this Agreement, QLT USA agrees to purchase from Manufacturer, and Manufacturer agrees to Manufacture for, and sell exclusively to QLT USA or its designees during the Term, at least [**] of QLT USA's aggregate Unit requirements for the Products and the Demonstration Samples; provided, however, that a Product shall not be included in such [**] requirement until such time as Manufacturer has received Governmental Approval to Manufacture such Product (and QLT USA shall use commercially reasonable efforts to obtain all Governmental Approvals necessary or advisable in order for the Facility to Manufacture Products for sale in each country in which Products are sold to end users or with respect to which QLT USA has entered into, or hereafter enters into, any license agreement or arrangement) and then only with respect to orders made by QLT USA or its designees after such date. In addition, without limiting the generality of the preceding sentence, QLT USA agrees to purchase from

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Manufacturer, in the aggregate, at least (a) [**] during the [**] calendar year, and (b) [**] during the [**] calendar year. Manufacturer shall sell and QLT USA shall purchase the Products in Full Batch Quantities.

     Section 3.02 QUALITY ASSURANCE. QLT USA shall be responsible for furnishing to Manufacturer appropriate Specifications, including Packaging Specifications to be used in connection with the Manufacture of the Product. Manufacturer shall Manufacture each Product in accordance with the Specifications and the Quality Agreement. Except with respect to the Intermediate Step Manufacturing Agreement, Manufacturer may not subcontract any part of the Manufacturing Process for the Product and the Demonstration Samples to a Third Party, without the prior written consent of QLT USA (which consent may be withheld in QLT USA's sole discretion). Any such permitted subcontractor shall be subject to the terms and conditions of this Agreement, and any costs related thereto shall be borne by Manufacturer. Manufacturer shall consult with QLT USA as to any proposed changes in the Specifications, or the Quality Agreement that might render Manufacturer unable to supply Product in accordance with the terms of this Agreement, prior to making those changes, and obtain QLT USA's prior written consent thereto (which consent may be withheld in QLT USA's sole discretion). Each Party shall immediately notify the other Party in writing of any changes required by a Competent Authority in the Specifications or the Quality Agreement and the Parties agree to develop and execute an appropriate action plan to address such situation. Any additional costs or expenses resulting from changes requested by a Competent Authority (i) specifically related to the Product shall be borne by QLT USA and (ii) any other changes shall be borne by Manufacturer.

     Independent of any changes required by a Competent Authority, with respect to which the preceding paragraph shall apply, from time to time Manufacturer shall, at QLT USA's expense, make such improvements in the Manufacturing Process as are reasonably requested by QLT USA. Notwithstanding the foregoing, if Manufacturer is required to purchase additional equipment to make such improvements, or if the cost of Manufacture of the Products is materially increased, the Parties shall negotiate in good faith how the cost of such equipment and any such other costs shall be allocated between the Parties.

     Section 3.03 MANUFACTURER'S DUTIES. Manufacturer covenants to Manufacture each Product (a) within the time periods and in the quantities set forth in the firm order portion of the Rolling Forecast; (b) in accordance with the Specifications (including the Master Production Procedures), the Quality Agreement and Applicable Laws, and label and Package each Product in accordance with such Specifications (including the labeling specifications) and not affix any other labeling to the Product, except with the prior written approval of QLT USA; and (c) to furnish to QLT USA with every Shipment a written Certificate of Analysis and Certificate of Compliance that confirms conformity of the Product to the Specifications. The Product may be subjected to testing by QLT USA or its designees in order to verify conformance of the Product with the Specifications. In addition, unless QLT USA otherwise notifies Manufacturer in writing, Manufacturer shall:

               (i) upon request, provide QLT USA with a copy of the written Batch Production Record;

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               (ii) retain a Product sample of each Batch of Product for a period of (A) [**] following the expiration date of such Batch of Product or (B) such longer period as is required by Applicable Laws or a Competent Authority in the country in which the end user to whom the applicable Product is sold is located. Upon the written request of QLT USA, Manufacturer shall make such Product samples available to QLT USA or its designees for inspection in accordance with Section 5.04. The retained Product sample shall be in an amount sufficient in size to allow QLT USA or its designees and Manufacturer to perform tests to determine whether or not the Product conforms to the Specifications. The retained Product sample shall be kept under the approved storage conditions;

               (iii) maintain records to enable Manufacturer's ability to perform a complete lot history via lot tracing of the Product;

               (iv) keep on file all manufacturing records and analytical results pertaining to the Manufacture of each Batch of Product (including all Batch Production Records) for a period of (A) [**] or
          (B) such longer period as is required by Applicable Laws or a Competent Authority in a country in which the customer to whom the applicable Product is sold is located, with such period commencing on the expiration date of the last lot of the last Batch of Product Manufactured and Shipped to QLT USA or its designees. Manufacturer shall make all such records available to QLT USA or its designees upon request;

               (v) provide to QLT USA or its designees within two (2) business days of receipt by Manufacturer, or immediately upon the receipt of a "warning letter" or similar correspondence, complete copies of any and all inspection reports pertaining to the Manufacture of the Product that Manufacturer receives from any Competent Authority, or which is obtained by Manufacturer from any Third Party or governmental agency;

               (vi) in accordance with Section 5.04, provide QLT USA or its designees with complete access to all existing and hereafter produced:
          (A) Batch Production Records; (B) the records maintained under Section 3.03(iii), (C) quality inspection reports of the Product that are externally generated; (D) any and all investigation reports of the Product that are externally generated; and (E) packaging records pertaining to the Product; and

               (vii) provide to QLT USA or its designees inspection reports, investigation reports or quality inspection reports internally generated or produced by Manufacturer or its Affiliates; [**].

The Parties acknowledge and agree that QLT USA will be purchasing Product from Manufacturer on behalf of its licensees and sublicensees and that such licensees or sublicensees shall be entitled to exercise QLT USA's rights under this Agreement to inspect, monitor, audit or review the book and records of Manufacturer, the Facility and the Manufacturing Process,

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whether or not specifically noted in this Agreement, but subject to any limitations or qualifications imposed on such rights under this Agreement.

     Section 3.04 SECOND SOURCE. Manufacturer will reasonably cooperate with QLT USA, at QLT USA's request, to establish a second source (any and each referred to as a "Second Source") with the ability to Manufacture some or all of the Products, including making available all records relating to the Products and equipment specifications, Know-How and, to the extent reasonably required by QLT USA, personnel employed by Manufacturer who have knowledge regarding the Manufacturing of the Products. QLT USA shall reimburse Manufacturer for Manufacturer's reasonable costs (including personnel time at a full-time employee rate of [**]) incurred in connection with such cooperation.

     Section 3.05 EXECUTION OF INTERMEDIATE MANUFACTURING AGREEMENT. Prior to the Effective Date, Manufacturer has entered into the Intermediate Step Manufacturing Agreement on substantially the same terms as QLT USA's existing agreement with such Third Party.

                                   ARTICLE IV

                                PURCHASE AND SALE

     Section 4.01 PURCHASE PRICE AND PAYMENT.

          (a) During the [**] calendar years, Manufacturer shall sell and QLT USA shall purchase the Products and Demonstration Samples, including retention samples, at the Cost Per Unit based on the activities performed by Manufacturer with respect to each Batch as set forth on Schedule 1 (with respect to each Product, the "Purchase Price"). Commencing [**], and annually thereafter, the Purchase Price shall increase annually by an amount equal to the [**]. Any increase in the Purchase Price for a Product under this Section 4.01 shall result in an adjustment to the Sub Unit Cost Per Unit for such Product, such that the cost of each Sub Unit shall constitute the same percentage of the overall Cost Per Unit for such Product as it did before the increase in the Purchase Price.

          (b) Commencing [**], and annually thereafter, if the Product Manufacturing Cost Per Unit decreases (determined on a Product-by-Product basis), Manufacturer shall give QLT USA notice of such decrease and the Purchase Price for each Product shall be reduced by an amount equal to [**] of the decrease in the Product Manufacturing Cost Per Unit. Manufacturer shall maintain and allow QLT USA to audit, or have audited by a Third Party, from time to time, all such records as are necessary to determine Manufacturer's Product Manufacturing Cost Per Unit. For the avoidance of doubt, in the event the Product Manufacturing Cost Per Unit decreases, there shall be no automatic increase in the Purchase Price of the Products pursuant to Section 4.01(a), and instead both the increase required by
     Section 4.01(a) and the decrease required by this Section 4.01(b) shall be offset to determine the amount, if any, by which the Purchase Price of the Products shall be increased or decreased. Any decrease in the Product

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     Manufacturing Cost Per Unit for a Product shall be allocated among the Sub
     Unit Cost Per Unit for such Product in the same manner as set forth in
     Section 4.01(a).

          (c) If QLT USA purchases less than [**], in the aggregate, during any calendar year, then QLT USA and Manufacturer, at Manufacturer's request, will negotiate, in good faith, a revised Purchase Price, on a Product-by-Product basis, within [**] after the end of the calendar year in which less than [**] were purchased. If the Parties cannot reach agreement on a revised Purchase Price, Manufacturer shall have the option of either
     (i) resolving such dispute in accordance with the procedures set forth in
     Section 10.14; provided, however, that if Manufacturer exercises such right, Manufacturer shall no longer have the right to [**].

     Section 4.02 INVOICE; PAYMENT TERMS. Manufacturer shall invoice QLT USA upon Shipment of the Product and Demonstration Samples Shipped by Manufacturer to QLT USA and payment shall be due thirty (30) days from receipt of the invoice, unless the invoice amount or any portion thereof is the subject of a good faith dispute (the "Disputed Amount") between QLT USA and Manufacturer, in which case QLT USA shall pay the undisputed portion of the invoice on or before the due date of such undisputed portion, provide Manufacturer with notice of the Disputed Amount describing in detail the reason for the Disputed Amount (including, as applicable, any information reasonably necessary to support such dispute). If any invoiced amount (other than the Disputed Amount) is not paid within such time period, a late fee shall accrue equal to one and one-half percent (1.5%) of the unpaid balance per month (commencing on the thirty-first
(31st) day following receipt of the invoice). If QLT USA fails to pay any invoiced amount (other than the Disputed Amount) within [**] days after the receipt of the applicable invoice, on more than one occasion during any rolling twelve-month period, Manufacturer shall be entitled to require QLT USA to pay full price for future Products before such Products are Shipped. If any invoiced amount (other than the Disputed Amount) is not paid within [**] after receipt of the applicable invoice, Manufacturer shall be entitled to terminate the Agreement, unless such failure is cured by QLT USA within thirty (30) days after notice thereof is delivered to QLT USA, or may cease production and/or performance hereunder until such breach for non-payment is cured. If the Parties cannot reach agreement on the Disputed Amount, at Manufacturer's request, the Parties shall resolve such dispute in accordance with the procedures set forth in Section 10.14.

     Section 4.03 PURCHASE FORMS. Manufacturer shall Ship Product and Demonstration Samples in accordance with QLT USA's purchase order form or as otherwise directed by QLT USA in writing. All orders will be for Full Batch Quantities. Purchase orders, purchase order releases, confirmations, acceptances and similar documents submitted by a Party in conducting the activities contemplated under this Agreement are for administrative purposes only and shall not add to or modify the terms of the Agreement. To the extent of any conflict or inconsistency between this Agreement and any such document, the terms of this Agreement shall govern.

     Section 4.04 CONFIRMATION. Manufacturer shall confirm each purchase order within five (5) business days from the date of receipt of a purchase order and, subject to Section 4.06,

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shall supply the Product within a maximum of [**] from the date of acceptance of a purchase order. Failure of Manufacturer to confirm any purchase order shall not relieve Manufacturer of its obligation to supply Product ordered by QLT USA in conformity with this Agreement.

     Section 4.05 DELIVERY. Delivery terms for Product and Demonstration Samples shall be FOB the Facility. All Products shall be Shipped no later than [**] following the commencement of Manufacturing of such Products. The Product when delivered to the common carrier shall not have an expiration date of less than [**] determined as of such date as the Manufacturing Process for such Product is completed. Title to any Product or Demonstration Samples purchased by QLT USA shall pass to QLT USA upon the earlier of (a) a common carrier accepting possession or control of such Product or Demonstration Samples, as applicable, or (b) passage of such Product or Demonstration Samples, as applicable, from the loading dock of the Facility to QLT USA or its agent.

     Section 4.06 FORECASTS AND ORDERS. On or prior to the Closing Date, QLT USA will provide Manufacturer with a rolling twelve (12) month forecast (the "Rolling Forecast") of QLT USA's requirement of Product, on a Product-by-Product and a country-by-country basis, including Demonstration Samples, and thereafter provide monthly updates on a rolling 12-month basis at least fifteen (15) days prior to the first day of each month beginning February 2007. The first three
(3) months of each Rolling Forecast shall constitute a firm and binding order from QLT USA to purchase the amount and type of Products listed in the first three (3) months of each Rolling Forecast from Manufacturer, which may not be changed by QLT USA or Manufacturer, including through the delivery of subsequent Rolling Forecasts. Each Rolling Forecast shall set forth the number of Full Batch Quantities of syringe A, syringe B and Packaging of Product to be provided by QLT USA only with respect to the firm order portion of the Rolling Forecast. At QLT USA's request and subject to the availability of the Components, Manufacturer shall reprioritize the Manufacture of Product and other products manufactured by Manufacturer for QLT USA. Any request to reprioritize Manufacturing shall be delivered at least [**] prior to the scheduled Manufacturing date. From time to time after the Effective Date, the Parties shall consider whether, in light of market demand, Manufacturing capacity, inventory levels and other pertinent factors, to revise the schedule for delivery of forecasts and, if appropriate, negotiate in good faith to revise such schedule.

     Section 4.07 FAILURE TO SUPPLY.

          (a) Manufacturer shall be obligated to provide Product in an amount up to [**] of QLT USA's forecasted amount for any rolling twelve (12) month period, as determined based on the Rolling Forecast for the first month of such twelve (12) month period (the "Maximum Supply Amount"), provided, however, that in no case shall Manufacturer be obligated to provide within any three (3) month period the entire excess of the Maximum Supply Amount over QLT USA's forecasted amount for the applicable rolling twelve (12) month period based on the Rolling Forecast for the first month of such twelve (12) month period. Manufacturer shall immediately notify QLT USA if Manufacturer is unable to fill any order placed by QLT USA pursuant to this
     Article IV whether or not such failure is because the order exceeds the Maximum Supply Amount;

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     provided, however, that Manufacturer shall not be deemed unable to fill any order of QLT USA if such order exceeds the Maximum Supply Amount. Any Product purchased by QLT USA from a Third Party or Second Source due to Manufacturer's inability to supply Product to QLT USA, for any reason, shall be deemed purchases made from Manufacturer for purposes of Sections 3.01(a) and 4.01(c).

          (b) Subject to Section 4.07(a), Manufacturer shall immediately notify QLT USA if Manufacturer is unable to fill any order placed by QLT USA pursuant to this Article IV in accordance with the firm order portions of the Rolling Forecasts (including due to a force majeure).

               (i) If Manufacturer is unable to cure such failure within thirty
          (30) days, then at QLT USA's request, Manufacturer shall, at its expense, and as a non-exclusive remedy provide QLT USA with all Know-How and information held by Manufacturer and reasonably necessary to enable QLT USA, the Second Source or any other Third-Party designated by QLT USA to Manufacture the Products or obtain any required Governmental Approvals to do so, and shall assist QLT USA in transferring the Manufacturing Process to QLT USA, such Second Source or such Third-Party designee by providing all technical assistance and documentation reasonably requested by QLT USA. Manufacturer shall reimburse QLT USA for the amount by which the purchase price for the Product obtained from the Second Source exceeds the Purchase Price payable under this Agreement.

               (ii) If Manufacturer is unable to cure such failure within ninety
          (90) days, then such an event shall constitute material breach of this Agreement and QLT USA may elect, in its sole discretion, to either (A) immediately terminate this Agreement pursuant to Section 9.02(a) (provided that the thirty (30) day cure period provided for therein shall not apply), or (B) elect to continue to purchase Product from Manufacturer under this Agreement; provided, however, that QLT USA shall have no further obligations to purchase [**] of its requirement for the Products, or otherwise be obligated to purchase any minimum amount of Product, from Manufacturer whether or not such breach is subsequently cured.

                                    ARTICLE V

                       WARRANTY, REJECTION AND INSPECTIONS

     Section 5.01 PRODUCT WARRANTIES. Manufacturer represents, warrants and covenants to QLT USA that the Products and Demonstration Samples Manufactured and/or Shipped pursuant to this Agreement by Manufacturer shall (a) comply with the Specifications, Governmental Approvals and Applicable Laws (including compliance with Applicable Laws related to adulterated or misbranded Products),
(b) conform to the Certificate of Analysis and Certificate of Compliance for each such Product, and (c) at the time of Manufacture and delivery to QLT USA

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each Product will be free from any liens and encumbrances and QLT USA shall receive good and marketable title to the Product.

     Section 5.02 REJECTION OF PRODUCT FOR FAILURE TO CONFORM TO SPECIFICATIONS. QLT USA or its designees shall have [**] after the receipt of any Shipment to subject a Product, on a sample basis, to quality control testing to determine conformity with the Specifications (the "Testing Period"). If testing of such samples shows an actual failure to meet the Specifications, QLT USA may return, or cause its designees to return, the entire Batch with respect to such testing shows such failure, or any portion thereof to Manufacturer at Manufacturer's expense [**] within a reasonable time following the Testing Period, provided that notice of nonconformity is received by Manufacturer from QLT USA within [**] after the end of the Testing Period and such notice includes a complete copy of the results of all such testing and any additional documentation necessary for Manufacturer to understand the nature of the failure. QLT USA shall have the option to require Manufacturer (a) to replace, within [**] of receipt of such returned Product, the non-conforming Product with Product that meets the Specifications [**] or (b) to promptly provide QLT USA with full credit. If QLT USA does not notify Manufacturer of the non-conformity of the Product within [**] after the end of the Testing Period, the Product shall be deemed to meet the Specifications, except as set forth in Section 5.03. In either case, the cost of freight and handling to return or replace the goods shall be at the expense of Manufacturer. Notwithstanding anything in this Agreement to the contrary, the Parties may agree to a return of the Product or an adjustment in the purchase price in the event of any failure or defect in the Product. Should there be a dispute between QLT USA and Manufacturer as to whether any Batch of Product fails to meet the Specifications, such dispute shall be finally resolved by testing performed by an independent Third Party mutually agreed upon by QLT USA and Manufacturer. The costs of such testing shall be borne by the Party against whom the discrepancy is resolved.

     Section 5.03 LATENT DEFECTS. As soon as either Party becomes aware of a Latent Defect in any lot or Batch of Product, but in no case later than [**] after reaching such awareness, it shall immediately notify the other Party and the lot or Batch containing such Latent Defect shall be deemed rejected, but only to the extent QLT USA has first determined that such Latent Defect adversely effects the marketability of the Product. If such defect is the result of Manufacturer's negligence, then, at QLT USA's option, (a) such Product will be replaced by Manufacturer [**] within [**] of receipt of such returned Product, at Manufacturer's expense [**] with conforming Product or (b) Manufacturer will give QLT USA a credit for such Product. If such Product has been sold by QLT USA and if such latent defect is the result of Manufacturer's negligence, Manufacturer shall reimburse QLT USA for QLT USA's actual costs [**] incurred in replacing any Product returned by the customer or other end user due to such latent defect and QLT USA may offset such amount against amounts otherwise payable by QLT USA to Manufacturer. [**]

     Section 5.04 INSPECTION RIGHTS.

          (a) Manufacturer shall provide QLT USA with notice within twenty-four
     (24) hours after receiving notification of any scheduled inspection by any Competent Authority of the Facility, the Manufacturer's books or records, or of the facilities, books

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     or records of any permitted subcontractor being used to Manufacture the
     Product. Manufacturer shall inform such Competent Authority that QLT USA or its designees may desire to be present at such inspection; provided that QLT USA's or its designees' right to be present is subject to approval by such Competent Authority and subject to QLT USA or its designees being available at the time and date established by such Competent Authority. Manufacturer shall use reasonable efforts to secure a time and date for such inspection that is reasonably acceptable to QLT USA or its designees.

          (b) Manufacturer shall upon reasonable [**] prior written notice by QLT USA and during normal business hours, allow QLT USA or its designees and cause any permitted subcontractor to allow QLT USA or its designees, to inspect or audit the Facility and the facilities of any permitted subcontractor used to Manufacture the Product and the Demonstration Samples, to confirm that the facilities and the equipment, personnel and operating and testing procedures used by Manufacturer and such subcontractor in the Manufacture, testing, storage and distribution of the Product are in compliance with Applicable Laws and the Governmental Approvals; provided that such inspection or audit does not unreasonably interfere with Manufacturer's or such subcontractor's normal operations or cause Manufacturer or such subcontractor to violate or be in breach of any confidentiality agreements with any Third Party; and provided further, that any audits or inspections shall be limited to [**] during any calendar year. QLT USA, however, will in good faith attempt to ensure that any audits or inspections performed by QLT USA, its licensees and sublicensees are performed at substantially the same time to alleviate any undue inconvenience to Manufacturer. Notwithstanding the foregoing, no limitation shall apply and QLT USA may inspect or audit the Facility and the books and records at any time if (i) Manufacturer breaches this Agreement, and during the continuance of any such breach, or (ii) any regulatory action by a Competent Authority is initiated or pending related to the Manufacture of the Products or against Manufacturer. Manufacturer shall cause any approved subcontractor to comply with the terms of this provision.

          (c) Manufacturer shall notify QLT USA at least two (2) business days prior to the date a Batch of Product is expected to be Manufactured and QLT USA or its designees shall have the right to have an employee or other representative monitor the Manufacturing Process during the Manufacture of such Batch.

     Section 5.05 PRODUCT RECALL. Notwithstanding anything contained in Section
5.02 to the contrary, QLT USA or its designees shall be responsible for conducting any recall of any Product in the event (x) the FDA or any other Competent Authority issues a request, directive, or order that a Product be recalled, (y) a court of competent jurisdiction orders such a recall, or (z) QLT USA or a Third Party (with which QLT USA has a contractual relationship for the license, distribution or sale of such Product) reasonably determine after consultation with each other that a Product should be recalled (in each case, whether voluntary or otherwise, a "Recall") and the cost and expense of a Recall shall be allocated as follows:

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          (a) if such Recall is caused by or due to (i) the breach by
     Manufacturer of this Agreement, or (ii) the negligence or willful misconduct of Manufacturer, Manufacturer shall replace all recalled Product and shall bear all costs and expenses related to such Recall [**] and Manufacturer will reimburse QLT USA for any such costs and expenses paid by QLT USA within thirty (30) days of receipt of an invoice for such costs and expenses from QLT USA, and if not so paid QLT USA shall have the right to offset such amounts against amounts otherwise due by QLT USA to Manufacturer hereunder; and

          (b) if such Recall is caused by or due to reasons other than those set forth in Section 5.05(a), all such costs and expenses shall be borne and paid solely by QLT USA and QLT USA will reimburse Manufacturer for any such costs and expenses paid by Manufacturer within thirty (30) days of receipt of an invoice and appropriate documentation for such costs and expenses from Manufacturer.

                                   ARTICLE VI

                                   REGULATORY

     Section 6.01 QLT USA'S RESPONSIBILITIES. QLT USA will be responsible for
(a) obtaining and maintaining all necessary Governmental Approvals for the distribution and sale of the Product; (b) maintaining claim files and submitting appropriate reports to the Competent Authorities; (c) promptly notifying Manufacturer of all communications from the Competent Authorities, that impact or change the Manufacturing Process; (d) notifying Manufacturer of any consumer complaints concerning Product, which might reasonably be attributed to Manufacturer's obligations and warranties, within [**] of receipt by QLT USA of any such complaints; and (e) any other obligations or responsibilities relating to the Manufacturing Process required by any Competent Authority and not otherwise expressly the responsibility of Manufacturer under this Agreement or the Transition Services Agreement between the Parties dated of even date herewith. All such information disclosed to Manufacturer shall be considered Confidential Information under Article VII below.

     Section 6.02 MANUFACTURER RESPONSIBILITY. So long and insofar as necessary to permit it to perform its obligation hereunder, Manufacturer shall maintain or obtain all Manufacturing registrations/validations and records required by applicable Competent Authorities in order for the Facility to Manufacture Products for sale in each country in which Products are sold to end users and provide QLT USA with access to all regulatory records required to be filed with the FDA or any other applicable Competent Authority, including its Annual Registration of Drug Establishment (form FDA 2656e) and its Annual Registration of Device Establishment (form FDA 2891a) granted by the FDA updated and in good order and will make the license and copies of all related documents available to QLT USA and its designees for inspection, upon reasonable request and in accordance with Section 5.04. Manufacturer shall file and maintain a facility master file as required by the FDA and maintain Product complaint files pursuant to applicable federal regulations. Manufacturer will be further responsible for promptly notifying QLT USA of all communications from any Competent Authority that may impact or change the

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Manufacturing Process. QLT USA shall pay, or promptly reimburse Manufacturer for, all costs associated with complying with this Section 6.02.

     Section 6.03 MASTER FILE. Manufacturer shall maintain one or more Facility master files at the FDA and agrees to provide QLT USA with any requisite letters authorizing the FDA access to the Facility master file in conjunction with regulatory review of the Manufacturing Process.

     Section 6.04 STABILITY TESTING AND FINAL PRODUCT RELEASE.

          (a) Manufacturer will be responsible for performing ongoing stability studies of the Products, including base components, maintaining stability protocols, storage of stability samples, testing the samples in accordance with the protocols and reports for the studies as set forth in the Quality Agreement. QLT USA shall have access to the stability reports generated by Manufacturer, including historic stability data. QLT USA will inform Manufacturer in writing when it receives Governmental Approvals for its facility to begin stability testing of the Products. Following such date, QLT USA will be responsible for issuing the stability protocols, storage of stability samples, testing the samples in accordance with the protocols and reports for the studies; provided, however, that Manufacturer shall continue to perform stability studies for all Products that were commenced prior to the date QLT USA takes over this responsibility.

          (b) Until such time as QLT USA is able to do so, Manufacturer shall conduct all finished Product and release testing for the Products in accordance with the Quality Agreement. QLT USA will inform Manufacturer in writing when it receives Governmental Approvals for its facility to conduct all finished Product and release testing for the Products and following such date, Manufacturer shall no longer be responsible therefore.

          (c) As compensation for Manufacturer's services under this Section 6.04, QLT USA agrees to pay Manufacturer a full-time employee rate of [**].

                                   ARTICLE VII

                          LIABILITY AND INDEMNIFICATION

     Section 7.01 QLT USA INDEMNIFICATION. QLT USA agrees to indemnify, defend and hold Manufacturer and its Affiliates harmless from and against any Losses that may be incurred or suffered by Manufacturer or its Affiliates in connection with a claim, action or proceeding made or brought by a Third Party relating to or arising out of (a) the use or sale of the Atrigel(R) Technology, the Technical Information, or the Products including, without limitation, those relating to or arising out of any actual or alleged infringement or misappropriation of any patent, trademark, copyright or other intellectual property right in connection with Atrigel(R) Technology, the Technical Information, or any Product or the Manufacture, use, or sale of any Product, except for Losses in which Manufacturer is obligated to indemnify QLT USA under
Section 7.02; (b) the breach of QLT USA's representations, warranties or any covenants or

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agreements contained in this Agreement; or (c) the gross negligence or willful misconduct of QLT USA.

     Section 7.02 MANUFACTURER'S INDEMNIFICATION. Manufacturer agrees to indemnify, defend and hold QLT USA and its Affiliates harmless from and against any Losses that may be incurred or suffered by QLT USA or its Affiliates in connection with a claim, action or proceeding made or brought by a Third Party relating to or arising out of (a) the failure of a Product or Demonstration Sample to meet the Specifications due to the Manufacture of such Product or Demonstration Sample or the failure of Manufacturer to Manufacture such Product or Demonstration Sample in accordance with cGMP; (b) the breach of Manufacturer's representations, warranties or any covenants or agreements contained in this Agreement, including the Quality Agreement; or (c) the gross negligence or willful misconduct of Manufacturer.

     Section 7.03 LIMITATION OF LOSSES. EXCEPT FOR EACH PARTY'S OBLIGATIONS OF CONFIDENTIALITY AND INDEMNIFICATION CONTAINED IN THIS AGREEMENT, NEITHER PARTY OR ITS AFFILIATES SHALL BE LIABLE FOR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR INDIRECT LOSS ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

     Section 7.04 INDEMNITY PROCEDURE. Each indemnified Party agrees to give the indemnifying Party prompt written notice of any matter upon which such indemnified Party intends to base a claim for indemnification (an "Indemnity Claim") under this Article VII. The indemnified Party (or the Party seeking indemnification) must promptly notify the other Party in writing of the Indemnity Claim. The indemnifying Party shall have the sole right to control the defense, settlement or other disposition of the Indemnity Claim, provided that the indemnified Party may, at the indemnified Party's own expense, participate jointly with the indemnifying Party in the indemnified Party's defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages which could not result in the indemnified Party's becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate, provided that the indemnifying Party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified Party from the Indemnity Claim. The indemnifying Party shall obtain the written consent of the indemnified Party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or the business of the indemnified Party would be adversely affected in any manner. In addition, the indemnified Party will provide the indemnifying Party with reasonable assistance in the defense of the Indemnified Claim at the reasonable expense of the indemnifying Party. Notwithstanding the foregoing, if the indemnifying Party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the fees and expenses of counsel incurred by the indemnified Party in defending such Indemnity Claim) if (i) the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than


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money damages against the indemnified Party which the indemnifying Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages or (ii) if (A) the indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel, or (B) as evidenced by the opinion of counsel, different defenses would be available to the indemnified Party in such action such that a conflict of interest exists that makes control by the Indemnitor not advisable; and in such an event, the indemnified Party shall be entitled but not obligated to, with respect to clause (i), assume the defense of the portion relating to money damages and, with respect to clause (ii), assume the defense of the entire proceeding.

     Section 7.05 MAINTENANCE OF INSURANCE. Each Party shall, at its own cost and expense, obtain and maintain in full force and effect, during the Term, commercial general liability insurance written on a standard approved policy form, including products and completed operations liability and blanket contractual liability, with limits of liability of not less than [**] combined single limit bodily injury and property damage covering the Party's obligations under this Agreement (collectively, the "Insurance"). Said Insurance can be provided through a combination of primary and excess/umbrella insurance programs. Each Party shall upon written request provide the other Party with certificates of insurance attesting to the existence of such Insurance. However, it is understood and agreed that furnishing of such Insurance coverage will not relieve either Party of its obligations under this Agreement.

                                  ARTICLE VIII

                                 CONFIDENTIALITY

     Section 8.01 MAINTENANCE OF CONFIDENTIAL INFORMATION.

          (a) Each Party covenants and agrees to take all necessary steps to (i) hold in strict confidence any and all such Confidential Information of the other and shall not disclose it to anyone or use it for its own benefit or the benefit of others, except within each Party's own organization, and only to those of its employees who have agreed in writing to protect and preserve the confidentiality of such disclosures and who are designated by each respective Party to evaluate the Confidential Information for necessary business purposes; (ii) prohibit such Confidential Information of the other from being duplicated in any manner (except as necessary for such Party to perform its obligations under this Agreement), and (iii) prohibit the Confidential Information from being published in any form, without the prior express written consent of the other Party. In such case, the Party requesting such consent of the disclosing Party shall cause any person to whom such disclosure may be authorized as aforesaid, to agree to hold such information in confidence and not to use or disclose same to the same extent as such Party.

          (b) The foregoing obligations, however, shall not apply to information or data that: (i) at the time of or after disclosure, is published, known publicly or becomes part of the public domain through no fault of the receiving Party; (ii) prior to disclosure, is

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     known by the receiving Party as evidenced by its written records maintained in the ordinary course of business (except for such information that a Party would otherwise be prohibited from disclosing pursuant to the terms of Section 7.01 of the Purchase Agreement); (iii) information which has been or is disclosed to the receiving Party without any obligation of confidentiality from a Third Party not having an obligation of confidentiality with the disclosing Party; (iv) is required by law (including reporting requirements of the Securities Exchange Act of 1934) to be disclosed, provided that each Party shall notify the other Party as soon as possible after learning of the need for the disclosure and undertake its best efforts to maintain the confidentiality of such information; or (v) is disclosed in connection with the filing with, or approval, certification or endorsement from, any governmental body or medical protocol, provided that the information is not the inventive subject matter of an unpublished patent application and that each Party shall notify the other Party of the disclosure as soon as possible after learning of the need for the disclosure and undertake its best efforts to maintain the confidentiality of such information and will notify the other Party if disclosure involves Confidential Information.

          (c) The mutual obligations of confidentiality under this Article VIII shall survive the expiration or earlier termination of this Agreement for the longer of a period of five (5) years after the expiration or earlier termination of this Agreement and the termination of any trade secret protection applicable to the Confidential Information under Applicable Laws. Upon termination of this Agreement the Parties undertake to refrain from using any of the technical Know-How, specifications and process information acquired from each other Party or made available to the other Party, and to promptly return in full all such Party's specifications to the other Party without retaining any copies thereof except as set forth in
     Section 8.01(d) of this Agreement.

          (d) Upon termination of this Agreement, each Party shall destroy or immediately deliver to the other (and cause any of its employees, agents, representatives or sub-contractors to deliver), at such Party's expense, all Confidential Information of the other Party, including, without limitation, any and all copies, duplications, summaries and/or notes thereof or derived therefrom, regardless of the format. Notwithstanding the above, each Party may retain one (1) complete record copy for archiving purposes to confirm compliance with this Agreement or to ensure its compliance with applicable statutory and regulatory requirements.

          (e) A Party will inform the other Party of any subcontractor, licensee or sublicensee of such Party, and obtain the other Party's prior written consent, which shall not be unreasonably withheld, prior to disclosing any Confidential Information to such sub-contractors, licensee or sublicensee. Each Party is responsible to ensure that every sub-contractor, licensee or sublicensee accepts the confidentiality obligations herein contained in order to protect the other Party's Confidential Information. It is understood by the Parties that QLT USA's existing licensees or sublicensees are currently bound by such restrictions.


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                                   ARTICLE IX

                              TERM AND TERMINATION

     Section 9.01 TERM. This Agreement will take effect on the Effective Date and, unless earlier terminated in accordance with this Article IX, will expire on the seven (7) year anniversary of the Effective Date; provided, however, that this Agreement shall be automatically extended for successive terms of four (4) years each, unless either Party notifies the other Party that it does not intend to renew this Agreement at least three (3) years prior to the last day of the then current term (the "Term").

     Section 9.02 TERMINATION BY QLT USA. QLT USA may terminate this Agreement as follows:

          (a) Immediately upon written notice to Manufacturer, if Manufacturer has committed any material breach of this Agreement (except for any breach that is the subject of Section 9.02(b), to which none of the provisions of this Section 9.02(a) shall apply) and Manufacturer fails to cure such breach within thirty (30) days after the date QLT USA first gave Manufacturer written notice thereof, which notice shall specify the details of such breach, provided that no such cure period shall apply to a breach that is not capable of being cured within such period;

          (b) Immediately upon written notice to Manufacturer, if Manufacturer has two Batches of Products that fail to meet or conform to the Specifications, Applicable Laws or the Certificates of Analysis in any consecutive ninety (90) day period, but only if (i) such failure is due to Manufacturer's negligence, intentional misconduct or failure to follow the Quality Agreement and Master Production Procedures, and (ii) Manufacturer fails to cure such failure within sixty (60) days after learning of it; and provided further, that Manufacturer shall only have the opportunity to cure any such breach [**] provided that no such cure period shall apply to a breach that is not capable of being cured within such period;

          (c) Immediately in the event that any Competent Authority or Applicable Law, in each case in the United States of America or the European Union, prohibits the Manufacture, distribution or sale of a Product;

          (d) After [**], upon [**] notice to Manufacturer if QLT USA [**]; or

          (e) Immediately in the event Manufacturer becomes insolvent or bankrupt.

     Section 9.03 TERMINATION BY MANUFACTURER. Manufacturer may terminate this Agreement as follows:

          (a) Immediately upon written notice to QLT USA, if QLT USA has committed any material breach of this Agreement, including without limitation by failing to purchase at least the minimum amount of Products during the [**] of the term of the

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     Agreement set forth under Section 3.01, and QLT USA fails to cure such breach within thirty (30) days after the date Manufacturer first gave QLT USA written notice thereof, which notice shall specify the details of such breach, provided that QLT USA shall have ninety (90) days to cure any breach under Section 3.01; and provided, further, that no such cure period shall apply to a breach that is not capable of being cured within such period;

          (b) Subject to the limitations set forth in Section 4.01(c), immediately upon written notice to QLT USA, if QLT USA [**] of the Term, and does not cure such breach within ninety (90) days following written notice of such breach from Manufacturer; or

          (c) Immediately in the event that if QLT USA becomes insolvent or bankrupt.

     Section 9.04 REMEDIES. Except as specifically noted herein, all of the non-breaching Party's remedies shall be cumulative, and the exercise of one remedy hereunder by the non-defaulting Party shall not be deemed to be an election of remedies. These remedies shall include the non-breaching Party's right to sue for damages for such breach without terminating this Agreement.

     Section 9.05 EFFECT OF TERMINATION. Except as otherwise provided in this Agreement, expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under Sections 2.02, 2.03, 3.03(i) through (vi), 5.05, 7.01, 7.02, 7.03, 7.04, 10.02, 10.04, 10.05, 10.08, and 10.10 through 10.13, and
Article I, Article VIII and this Article IX shall survive expiration or termination of this Agreement. Within thirty (30) days following the expiration or termination of this Agreement, each Party shall comply with Section 8.01(d) as to the destruction (or delivery) of the other Party's Confidential Information, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party.

                                    ARTICLE X

                                  MISCELLANEOUS

     Section 10.01 FORCE MAJEURE. Neither Party shall be liable for or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for delay or failure to perform its obligations hereunder when such failure or delay is caused by or results from causes beyond the reasonable control of a Party, after reasonable efforts to exercise such control, including, but not limited to war (declared or undeclared), riot, terrorism, political insurrection, rebellion, revolution, acts or orders of or expropriation by any government (whether de facto or de jure), prohibition of the import or export of the Product, quarantine restrictions, or fire, snow, flood, explosion, earthquake or tornadoes, in each case solely with respect to the United States. The Party affected by such event of force majeure shall not later than two (2) business days after the commencement of such event (if practicable in given the circumstances of the event) give the other Party notice of the event and shall use all reasonable means to resume full performance of its obligations under this Agreement as soon as commercially possible.

     Section 10.02 APPLICABLE LAW. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Colorado, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Colorado to the rights and duties of the Parties.

     Section 10.03 ASSIGNMENT. This Agreement may not be assigned by either Party without the prior written consent of the other, except that upon notice to the other Party, QLT USA may assign all or a portion of its rights and/or obligations hereunder, to any person succeeding to all or substantially all of the business or assets of QLT USA or to any Affiliate of QLT USA, whether in the aggregate, or with respect solely to the Products or the Atrigel(R) Technology, whether through purchase, merger, consolidation or otherwise, as long as such successor, whether by operation of law, by contract, or otherwise, becomes subject to and bound by all of the obligations of QLT USA hereunder. Subject to the foregoing sentence, this Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and assigns.

     Section 10.04 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (a) when delivered personally or by telecopy; (b) one (1) day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee; or (c) three (3) days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:

     If to Manufacturer:               Tolmar, Inc.
                                       701 Centre Avenue
                                       Fort Collins, Colorado 80526
                                       Attention: Chief Executive Officer
                                       Telephone No.: (970) 212-4990
                                       Facsimile No.: (970) 494-0241

     With a copy, which shall not      Tolmar, Inc.
     constitute notice, given in the   Av. Cabildo 86
     manner prescribed above, to:      5 floor (1426)
                                       Capital Federal
                                       Buenos Aires, Argentina
                                       Attention: Secretary
                                       Telephone No.: +(54)-11-4776-7197
                                       Facsimile No.: +(54)-11-4899-2828

     With a copy, which shall not      Holme Roberts & Owen LLP
     constitute notice, given in the   1700 Lincoln Street, Suite 4100
     manner prescribed above, to:      Denver, Colorado 80202
                                       Attention: Troy R. Braegger, Esq.
                                       Telephone No.: (303) 866-0454
                                       Facsimile No.: (303) 866-0200

     If to QLT USA:                    QLT USA, Inc.
                                       2579 Midpoint Drive
                                       Fort Collins, Colorado 80525
                                       Attention:  Corporate Counsel
                                       Telephone No.: (970) 482-5868
                                       Facsimile No.: (970) 482-9735

     With a copy, which shall not      Morrison & Foerster LLP
     constitute notice, given in the   5200 Republic Plaza
     manner prescribed above, to:      370 Seventeenth Street
                                       Denver, CO 80202
                                       Attention: Warren L. Troupe, Esq.
                                       Telephone No.: (303) 592-1500
                                       Facsimile No.: (303) 592-1510

     Either Party may alter its notice address by notifying the other Party of such change of address in conformity with the provisions of this Section 10.04.

     Section 10.05 ENTIRE AGREEMENT. This Agreement, together with the Exhibits or Schedules hereto, contains the entire understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the Parties. The Parties intend that this Agreement, together with the Exhibits or Schedules hereto, be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any Proceeding concerning this Agreement. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

     Section 10.06 AMENDMENTS AND WAIVERS. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by each of the Parties. Either Party may waive compliance by the other Party with any term or provision of this Agreement; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

     Section 10.07 FOREIGN CORRUPT PRACTICES ACT. Each Party will not, and shall cause its agents, representatives and employees not to, conduct any activities in connection with the transactions contemplated hereby that would, if performed by a United States corporation, constitute a violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

     Section 10.08 SEVERABILITY. If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     Section 10.09 COUNTERPARTS. This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the Parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.

     Section 10.10 CONSTRUCTION. The construction of this Agreement shall not take into consideration the Party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. Each Party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

     Section 10.11 JURISDICTION; SERVICE OF PROCESS. Subject to Section 10.14, any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties only in the courts of the State of Colorado, City and County of Denver, or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the District of Colorado. Each of the Parties hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts and the Parties hereto irrevocably agree that all shall be heard and determined in such a Colorado State or federal court. Process in any Proceeding referred to in the preceding sentence may be served on either Party anywhere in the world.

     Section 10.12 WAIVER OF JURY TRIAL. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER OF THEM RELATING TO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT INVOLVES COMPLEX TRANSACTIONS AND THAT DISPUTES HEREUNDER WILL BE MORE QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT DECISION MAKER. ACCORDINGLY, THE PARTIES AGREE, BASED ON THE ADVICE OF THEIR COUNSEL, THAT ANY DISPUTE HEREUNDER BE RESOLVED BY A JUDGE APPLYING APPLICABLE LAW.

     Section 10.13 RECOVERY OF FEES BY PREVAILING PARTY. Except as otherwise specifically provided for in this Agreement, if any legal action, including, without limitation, an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing Party in any final judgment or arbitration award, or the non-dismissing Party in the event of a voluntary dismissal by the Party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys' fees paid or incurred in good faith.

     Section 10.14 RESOLUTION OF CERTAIN DISPUTES. If the Parties cannot resolve the dispute by the date (the "Resolution Date") that is [**] after the date QLT USA receives a written request from Manufacturer to renegotiate the Purchase Price in accordance with Section 4.01(c) or the date payment was due on the invoice, as applicable, the Parties agree to hold a meeting, attended by the Chief Executive Officer or President of each Party, or their executive level designees, to attempt in good faith to negotiate the revised Purchase Price (the "Revised Purchase Price") or to resolve the Disputed Amount. If, within [**] after the Resolution Date, the Parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current commercial rules and regulations of the American Arbitration Association ("AAA") relating to voluntary arbitrations. The arbitration proceedings shall be held in Denver, Colorado before a single arbitrator to be chosen by the mutual agreement of the Parties from a panel of arbitrators provided by the Judicial Arbiter Group of Denver or, if such group no longer exists or if the Parties cannot reach such mutual agreement within [**] after the Resolution Date, by the AAA. The arbitrator so selected shall have substantial experience in the pharmaceutical industry and be familiar with agreements of this type. The arbitration shall be conducted in accordance with the following time schedule unless otherwise mutually agreed to in writing by the Parties: (a) within [**] after the appointment of the arbitrator, each of QLT USA and Manufacturer shall provide all documents, records and supporting information reasonably necessary to resolve the dispute; (b) within [**] after the date the above records are due, each of QLT USA and Manufacturer shall provide the arbitrator with a sealed envelope containing each Party's best, final and irrevocable offer for the Revised Purchase Price or the resolution of the Disputed Amount, as applicable (each, a "Proposal"), and (c) within [**] thereafter, the arbitrator shall render its decision. To resolve the dispute, the arbitrator shall choose, in its entirety and without any modification, either QLT USA's or Manufacturer's Proposal. The decision of the arbitrator shall be final, binding and conclusive on the Parties. The fees and expenses of the arbitrator shall be shared equally by both Parties. Each Party shall initially bear its own costs and legal fees associated with such arbitration, however, the prevailing Party in any such arbitration shall be entitled to recover from the other Party the reasonable attorney's fees, costs and expenses incurred by such prevailing Party in connection with such arbitration.

     Section 10.15 TIME OF THE ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                            [Signature Page Follows]

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                                       30

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

                                         MANUFACTURER:
                                         TOLMAR, INC.


                                         By: /s/ Patricio Martin Rodriguez
                                             -----------------------------------
                                         Name:  Patricio Martin Rodriguez
                                         Title: Vice President


                                         QLT USA, INC.


                                         By: /s/ Sean F. Moriarty
                                             -----------------------------------
                                         Name:  Sean F. Moriarty
                                         Title: President

                                   SCHEDULE 1

                                  COST PER UNIT

                                      [**]







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

                                    EXHIBIT A

                                  PATENT RIGHTS

                                      [**]








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

                                    EXHIBIT B

                         FORM OF CERTIFICATE OF ANALYSIS

Specification:  XXXXXX                           REV:  XXX
Description:    Eligard Product
Lot Number:     XXXX                             Test Request No.:  QXXXX

----------------------------------------------------------------------------------------------------------------------
     Characteristic              Method                Parameter             Requirements         Results/Reference
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------



Prepared By:                                          Date:
             --------------------------------               --------------------
               QC (Chemistry) Management

Prepared By:                                          Date:
             --------------------------------               --------------------
               QC (Microbiology) Management

Approved By:                                          Date:
             --------------------------------               --------------------
               Quality Management

NOTES
--------------------------------------------------------------------------------
Date of Manufacture:
Expiry:

See Country-specific requirements
--------------------------------------------------------------------------------

                                    EXHIBIT C

                        FORM OF CERTIFICATE OF COMPLIANCE

Issue Date:
            --------------------

                            CERTIFICATE OF COMPLIANCE

FOR
    ----------------------------------------------------------------------------

         LOT NUMBER
                    ------------------------------------------------------------

MFG DATE                                               EX DATE
         -----------------------------------------             -----------------

DOSAGE
       -------------------------------------------------------------------------

QUANTITY OF RELEASABLE UNITS
                             ---------------------------------------------------

The Batch production record for this product has been reviewed for accuracy, completeness, and compliance with established written standard procedures and in accordance with cGMP requirements. Any deviations/abnormal occurrences from the aforementioned requirements have been appropriately documented, reviewed, and approved.

--------------------------------------------------------------------------------
QA Approved By:
--------------------------------------------------------------------------------
         Name:
--------------------------------------------------------------------------------
         Title:
--------------------------------------------------------------------------------
Date:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
cc:  All Customers
--------------------------------------------------------------------------------

                                    EXHIBIT D

                                   COMPONENTS

Legend:

X Components or materials to be supplied by QLT USA or Manufacturer, as applicable, at their expense.

XX "Ordered Components" -- Components to be ordered by Manufacturer on behalf of, and at the expense of, QLT USA as set forth in
         Section 2.04(c)

[**]







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

                                    EXHIBIT E




                            QUALITY SYSTEMS AGREEMENT

                                     BETWEEN

                                  QLT USA, INC.

                                       AND

                                  TOLMAR, INC.

                                 (CONFIDENTIAL)

                                      [**]







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

                                  EXHIBIT F

              EXAMPLE OF MANUFACTURING COST PER UNIT DETERMINATION

                                      [**]







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